SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
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[ ]  Definitive additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) of Rule 14a-12


                          O'SULLIVAN CORPORATION
             (Name of Registrant as Specified In Its Charter)

                            C. Bryant Nickerson
                        Treasurer, CFO and Secretary
                          O'Sullivan Corporation
                            1944 Valley Avenue
                        Winchester, Virginia  22601
                              (703) 667-6666
                 (Name of Person(s) Filing Proxy Statement)

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     14a-6(j)(2).
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     14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
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                               April 1, 1995





                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held Tuesday, April 25, 1995




To The Holders of O'Sullivan Corporation Common Stock:

  Notice is hereby given that the annual meeting of stockholders of O'Sullivan Corporation will be held on Tuesday, April 25, 1995, at 11:00 a.m., at the office of the Company, 1944 Valley Avenue, City of Winchester, Virginia for the purpose of:

  (a)  Election of directors for the ensuing year;

  (b)  Approval of O'Sullivan Corporation 1995 Stock Option Plan;

  (c)  Approval of O'Sullivan Corporation 1995 Outside Director Stock
       Option Plan;

  (d) Approval of the appointment of Yount, Hyde & Barbour, P.C., of Winchester, Virginia, as auditors for the 1995 fiscal year; and

  (e) Transaction of such other business as may properly come before the meeting.

  Enclosed you will find a proxy form, a proxy statement, and the 1994 annual report.

  Only stockholders of record at the close of business on March 10, 1995, will be entitled to vote at the meeting.

  The Board of Directors would like to have as many stockholders as possible attend the meeting in person. However, whether or not you plan to be present, please date, sign, and mail the enclosed proxy promptly in the enclosed stamped return envelope.

  Also, if you plan to attend the meeting this year, please complete and return the enclosed Annual Meeting Registration card so that we may better plan the necessary arrangements for the meeting.





                                        /s/ C. Bryant Nickerson
                                        ---------------------------
                                        C. BRYANT NICKERSON
                                        Treasurer, CFO & Secretary




                                       - 1 -
                               April 1, 1995



                           O'Sullivan Corporation
                             1944 Valley Avenue
                         Winchester, Virginia 22601



                              PROXY STATEMENT
                                     FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                               APRIL 25, 1995




  The enclosed proxy is solicited by and on behalf of the Board of Directors of O'Sullivan Corporation (the "Company") for the 1995 annual meeting of the stockholders of the Company scheduled for April 25, 1995, or any adjournments thereof, for the purposes set forth in the attached notice of annual meeting. This proxy statement and enclosed proxy are being mailed to stockholders on or about April 1, 1995.


  Any stockholder executing a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. The giving of this proxy will not affect the right of the stockholder to attend the meeting and vote in person. However, attendance at the meeting will not, without notice of revocation, revoke a proxy for the meeting.


  Each holder of record of the Common Stock of the Company, $1.00 par value (the "Common Stock"), at the close of business on March 10, 1995, will be entitled to one vote for each share registered in his name on each matter brought before the meeting. At the close of business on March 10, 1995, 16,502,766 shares of the Common Stock were outstanding and entitled to vote.


  The enclosed proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the proposed 1995 Stock Option Plan, for the proposed 1995 Outside Director Stock Option Plan and for the appointment of Yount, Hyde & Barbour, P.C. as auditors, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions. At this time, no matters other than those specified are expected to come before the meeting. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies, which confer discretionary authority to vote on such matters, in accordance with their best judgment.


  Except for the election of directors, action on a matter submitted to the stockholders at the meeting will be approved if a quorum is present at the meeting and the votes cast in favor of the action exceed the votes cast against it. With respect to the election of directors, the nine nominees

                                       - 2 -
receiving the greatest number of votes cast for the election of directors will be elected, assuming a quorum is present at the meeting. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.


  In addition to the solicitation of proxies by mail, the Company's officers and regular employees may solicit proxies by telephone, facsimile transmission or personal interview. The Company will bear the cost of all solicitation.


               VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS


  The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock by any person known to the Company to be the beneficial owner of more than five percent of such stock as of February 28, 1995. To the best knowledge of the Company, the persons named in the table have sole voting and investment powers with respect to shares shown as owned by them.


NAME AND ADDRESS OF        AMOUNT AND NATURE OF       PERCENT
 BENEFICIAL OWNER          BENEFICIAL OWNERSHIP       OF CLASS

 Arthur H. Bryant II           2,986,921                18.1%
 P. O. Box 2929
 Alexandria, VA  22313

 Magalen O. Bryant             1,010,511                 6.1%
 Locust Hill Farm
 Middleburg, VA 22117


                      ITEM ONE - ELECTION OF DIRECTORS

  A board of nine directors of the Company is to be elected at the meeting to serve until the next annual meeting or until their successors are elected. Other than Messrs. Burrus, McCullough and Munn, each of the nominees listed below is presently a director of the Company, and each was elected by the stockholders at the last annual meeting for a term expiring at the 1995 annual meeting. Messrs. Byrd, Jamieson, Neal, Terretta and White are directors of the Company whose terms will expire at the annual meeting and who will be retiring from the Board at that time.


  Each director nominee has agreed to serve if elected. If any nominee is unable or unavailable to serve, a circumstance which is not expected, the proxy may be voted for the election of other persons that may be nominated during the meeting, except that any proxy that is marked to withhold authority to vote for election of directors will not be voted for any nominee.


                                       - 3 -
  The names of the nominees and certain information concerning their business experience and other matters are set forth below.

NAME, AGE, COMPANY POSITIONS,     DIRECTOR     COMMON STOCK   PERCENT
PRINCIPAL OCCUPATION AND            SINCE      BENEFICIALLY   OF CLASS
DIRECTORSHIPS IN PUBLIC                        OWNED AS OF
CORPORATIONS                                     2/28/95

John J. Armstrong,      70         1986(1)        134,541(2)    0.8%
Palm City, FL,
Private Investor;
Former President of the
Company, 1971-1975

C. Hugh Bloom, Jr.,     61         1990             4,403        - -
Easton, PA,
Vice President, C.F.
Martin & Co., Inc.

Arthur H. Bryant, II,   52         1967         2,986,921(2)(3) 18.1%
Alexandria, VA,
Chairman of the Board
and Chief Executive Officer
of the Company

Magalen O. Bryant,      66         1982         1,010,511        6.1%
Middleburg, VA,
Private Investor;
Director, Carlisle
Companies, Incorporated
and Dover Corporation

Robert L. Burrus, Jr.,  60         Nominee          1,000         - -
Richmond, VA,                      1995
Partner; McGuire, Woods,
Battle & Boothe, L.L.P.,
a law firm retained by the
Company for a number of
years; Director, CSX Corporation,
Concepts Direct, Inc.,
Heilig-Meyers Company,
S & K Famous Brands, Inc.

Max C. Chapman, Jr.,    51         1989           103,002        0.6%
Scarborough, NY,
Chairman, Nomura Securities
International, Inc.;
Director, The Nomura
Securities Co., Ltd.

James T. Holland,       54         1984           112,675(2)(4)  0.7%
Winchester, VA,
President and Chief
Operating Officer of the
Company since 1986;
Executive Vice President,
1984-1986; Vice President
and Treasurer, 1979-1984

                                       - 4 -
R. Michael McCullough,  56         Nominee            - -        - -
McLean, VA,                        1995
Senior Chairman,
Booz Allen & Hamilton,
a Delaware Corporation

Stephen P. Munn,        52         Nominee            - -        - -
Syracuse, New York,                1995
Chairman, President and
CEO Carlisle Companies
Incorporated; Director,
Carlisle Companies
Incorporated and
International Imaging
Materials Inc.


All Executive Officers and
Directors as a group (14 persons)             4,597,987(2)(3)  27.9%
                                                          (4)

  In addition to the nominees listed above the remaining officers named in the summary compensation table and directors who are not continuing in office after the annual meeting had the following beneficial ownership of shares at February 28, 1995:

                                  COMMON STOCK
                                  BENEFICIALLY
                                   OWNED AS OF             PERCENT
  NAME AND TITLE                     2/28/95               OF CLASS

Anthony A. Barone,
Vice President, CFO and
  Secretary (A)                       27,567(4)               0.2%

Phillip S. Griffin,
Vice President                        95,484(4)               0.6%

John S. Campbell,
Vice President                        21,553(4)               0.1%

Harry F. Byrd, Jr. (B)                11,177                  0.1%

J. P. Jamieson (B)                    10,000                  0.1%

Alexander W. Neal, Jr.(B)             52,643                  0.3%

Paul Terretta (B)                     13,078                  0.1%

C. Ridgely White (B)                  25,270                  0.2%

(1) Mr. Armstrong previously served as a director of the Company for the period 1971 to 1983.






                                       - 5 -
(2) Includes the following shares held by the spouses, children or associates of the following directors, which shares may be deemed held subject to shared investment and voting powers: John J. Armstrong, 12,497 shares; James T. Holland, 7,244 shares; Arthur H. Bryant II, 9,466 shares.

(3) Includes 1,719,528 shares as President and Trustee of the Bryant
    Foundation.

(4) Includes the following shares for which options, which are or, within 60 days after February 28, 1995, will be exercisable, are held under the Company's Incentive Stock Option Plan: James T. Holland, 30,228 shares; all Officers and Directors as a group, 143,958 shares; Anthony
    A. Barone, 22,401 shares; Phillip S. Griffin, 11,156 shares; John S. Campbell, 21,402 shares.

(A) Separated from service as of January 31, 1995.

(B) Term as director expires April 25, 1995, retiring from board at that time.

  Under the securities laws of the United States, the Company's directors, its officers, and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission") and the American Stock Exchange. Specific due dates for these reports have been established by the Commission, and the Company is required to report in this proxy statement any failure to file by these dates during 1994. During the year, there were no known failures of any officer or director to file in a timely manner the required filings. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports that they have filed with the Commission.


                    COMMITTEES OF THE BOARD OF DIRECTORS
                           AND MEETING ATTENDANCE


  During 1994, there were one special and four regular quarterly board meetings held and all of the incumbent board members attended at least 75% of the meetings of the board and any committees on which they served, except for Mr. Chapman, who was unable to attend the one regularly scheduled meeting of the Compensation and Stock Option Committee.

  The Company has an Audit Committee which consists of Messrs. Jamieson, Byrd, and White. All members of the Audit Committee are outside directors. Mr. Jamieson serves as Chairman of the Audit Committee. The Audit Committee met two times during 1994. The principal responsibilities of the Audit Committee are to direct the activity of the internal and external audit functions, recommend the selection of external auditors to the board, provide for the continuing review of the underlying internal controls of the Company, and review published financial reports by the Company.






                                       - 6 -
  There is a Compensation and Stock Option Committee of the board which consists of Messrs. Armstrong, Byrd, Chapman and Neal. All members of the Compensation and Stock Option Committee are outside directors. Mr. Armstrong serves as Chairman of this Committee. The Compensation and Stock Option Committee met one time during 1994. The Committee is responsible for administering the Company's stock incentive programs and for reviewing and making recommendations to the board with respect to compensation of officers and directors. The Committee also determines the key employees who should receive options and the number of shares to be granted under options.


  There is a Nominating Committee of the board which consists of Messrs. A. Bryant and M. Chapman and Ms. M.O. Bryant. All members of the Nominating Committee except Mr. A. Bryant are outside directors. Mr. Chapman serves as Chairman of this Committee. The Committee was first appointed in February, 1995 and did not meet in 1994. The Nominating Committee is responsible for recommending to the board candidates for election as directors. The Nominating Committee will consider nominations from stockholders. Any stockholder who wishes to make a nomination for a director must advise the Secretary of the Company in writing, mailed no later than ten days before the date of the stockholders' meeting, of the name, address and business background of the nominee.


                         COMPENSATION OF DIRECTORS


  A fee of $1,000 per quarter was paid to each outside director for 1994. An additional $2,000 attendance fee was paid to each outside director for regular directors' meetings held in January, April, July and October. An attendance fee of $2,000 was paid outside directors for the special directors' meeting held in December, 1994. If all meetings were attended during 1994, a total of $14,000 would have been paid. Outside directors who are committee members are paid $200 for each meeting attended. All expenses in attending meetings are normally borne by the directors.


                          MANAGEMENT REMUNERATION


Summary Compensation Table
--------------------------

  The following table provides certain information concerning annual and long-term compensation paid to or accrued on behalf of the Chairman and Chief Executive Officer of the Company and the four other most highly compensated executive officers (the "Named Executive Officers") for the years 1992, 1993, and 1994.










                                       - 7 -
                        SUMMARY COMPENSATION TABLE

                                             LONG TERM
                   ANNUAL COMPENSATION      COMPENSATION
                                               AWARDS
--------------------------------------------- --------- ------------------
Name and Principal                             Options      All Other
Occupation          Year   Salary($)  Bonus($)   (#)     Compensation($)(B)

Arthur H.           1994   $307,000  $    - -       - -      $65,275
Bryant, II          1993    307,000       - -       - -       25,297
Chairman & CEO      1992    272,000       - -       - -        8,849

James T.            1994   $306,400  $    - -       - -      $74,908
Holland             1993    306,400       - -       - -       49,958
President & COO     1992    271,400       - -    10,660       37,160

Anthony A.          1994   $146,000  $ 50,000       - -      $13,938
Barone (A)          1993    141,000       - -       - -       13,203
Vice President      1992    134,400    27,950     8,200       12,612

Phillip S.          1994   $172,258  $ 40,627       - -      $25,906
Griffin             1993    131,000       - -       - -       24,007
Vice President      1992    123,700    25,620       - -       26,601

John S.             1994   $165,000  $ 52,606       - -      $12,670
Campbell            1993    156,000    88,000       - -       12,855
Vice President      1992    146,000    11,698     8,200       11,392

(A) Joined the Company during 1985; separated from service in January, 1995. The Company and Mr. Barone entered into an agreement in connection with his separation from service in January 1995. Under the agreement, he received a lump sum payment under the Deferred Compensation Program in an amount equal to the present value of 30% of the benefit he would have received under the program had he remained with the Company until age 65. In addition, Mr. Barone received a payment in an amount equal to the present value of one year's salary.

(B) The "All Other Compensation" column includes amounts accrued under the Company's Deferred Compensation Program, split dollar life insurance premiums paid by the Company and Company contributions to the Company's Retirement Savings Plan. These amounts reflected in the table for 1994 are as follows:

    Name                  Deferred         Split         Retirement
                        Compensation       Dollar        Savings Plan
                          Accrual         Premium        Contribution

Arthur H. Bryant          $58,791          $1,984          $ 4,500

James T. Holland          $65,262          $2,146          $ 7,500

Anthony A. Barone         $ 6,438          $  - -          $ 7,500

Phillip S. Griffin        $16,082          $2,324          $ 7,500

John S. Campbell          $ 5,170          $  - -          $ 7,500


                                       - 8 -
Deferred Compensation Program
-----------------------------

  Since 1985, the Company has had a deferred compensation program for key employees of the Company. Under this program, the Company has agreed to pay to each covered employee a certain sum annually for fifteen years upon his retirement or, in the event of his death, to his designated beneficiary. The annual amount payable to each of the Named Executive Officers upon retirement at age 65 is as follows: Mr. Bryant, $150,000, Mr. Holland, $150,000, Mr. Barone, $45,000, Mr. Campbell, $30,000, and Mr. Griffin, $40,000. A benefit is also paid if the employee terminates employment (other than by his voluntary action or discharge for cause) before he attains age 65. In that event, the amount of the benefit depends on the employee's years of service with the Company (with the full benefit paid only if the employee has completed 25 years of service).

  The Company has purchased individual life insurance contracts with respect to each employee covered by this program. The Company is the owner and beneficiary of these insurance contracts. The employees are general creditors of the Company with respect to these benefits.


Split-Dollar Life Insurance
---------------------------

  In 1979, the Company initiated a split-dollar insurance program for certain key employees. The face amount of each policy is $100,000. The premium is split between the Company and the employee. No portion of the premium is expensed for financial reporting purposes since the Company will recoup its cost in full.


Retirement Savings Plan
-----------------------

  On January 31, 1989, the Board of Directors approved a trusteed Retirement Savings Plan (the "Plan"), effective March 1, 1989, that covers all employees of the Company and its subsidiaries whose employment is not governed by the terms of a collective bargaining agreement between employee representatives and the Company or its subsidiaries. It is the current intent of the Company to contribute three percent (3%) of a participant's annual compensation to the Plan without an employee contribution being required, and to make an additional matching contribution of up to two percent (2%) of annual compensation if the participant contributes an equal amount.

  During 1994, total Company contributions to this Plan for salaried employees consisted of a normal Plan contribution of 3% of eligible participants' annual compensation plus an additional matching contribution of up to 2% of the participant's annual compensation.









                                       - 9 -
Stock Option Holdings
---------------------

  The following table provides information concerning the number and value of unexercised stock options held as of December 31, 1994 by the Named Executive Officers. None of the Named Executive Officers exercised stock options during 1994. No options were granted to any of the Named Executive Officers during 1994.

                     LAST FISCAL YEAR END OPTION VALUES

                            Number Of            Value Of
                            Unexercised          Unexercised In-
                            Options At           The-Money Options
                            At FY-End            At FY-End
                            Exercisable (1)      Exercisable (1)
     Name                   Unexercisable(2)     Unexercisable(2)

Arthur H. Bryant II
Chairman & CEO                    - -                   - -

James T. Holland
President & COO                19,568(1)            $   - -(1)
                               10,660(2)            $11,913(2)

Anthony A. Barone
Vice President, CFO and        14,201(1)            $   - -(1)
Secretary                       8,200(2)            $ 9,164(2)


Phillip S. Griffin
Vice President                 11,156(1)            $   - -(1)


John S. Campbell
Vice President                 13,202(1)            $   - -(1)
                                8,200(2)            $ 9,164(2)


Report of Compensation and Stock Option Committee on Executive Compensation
---------------------------------------------------------------------------

  The Compensation and Stock Option Committee of the board has provided the following report on executive compensation:

  The Compensation and Stock Option Committee is composed of Directors who are not employees of the Company. The Committee reviews and recommends to the Board of Directors the implementation of a compensation structure that is intended to enhance the profitability of the Company and, consequently, shareholder value. The compensation of the senior executives is structured as a combination of salary, annual bonuses dependent on profitability, stock options, and a deferred compensation program. This compensation structure is intended to align the financial interests of the Company's senior executives with those of the Company's shareholders.

  At the beginning of the 1994 fiscal year, the Committee reviewed proposals submitted by the Chairman (who is also the Company's Chief Executive Officer) and President for annual salaries and bonuses for the

                                      - 10 -
senior executives. The Committee determined the amount of the salary and projected bonus to be paid to each senior executive for the year based on management's recommendations and subjective factors. In making its recommendations, management reviewed the compensation surveys for executives of companies in the peer group used for purposes of the Company's proxy statement (the domestic OEM automotive industry), to the extent such data was available from the companies' proxy statements. Based on this data, the salaries and bonuses of the Company's executive officers were generally competitive with or lower than the manufacturing industry average and the compensation of similar officers of the Company's peer group. The 1994 salary and projected bonus for each senior executive was set at a level consistent with the Company's historical practice and in amounts considered appropriate, taking into account this competitive data, the past performance of the executive and the efforts required of the executive in a very competitive business environment. The 1994 salary of the Chairman was fixed at the same salary as the Chairman received in 1993. The Committee approved increases in salaries and projected bonuses for other executive officers.

  The 1994 bonus programs for the Chairman and President were structured to give the Chairman and President the opportunity to receive bonuses based on the Company's consolidated net income. Target bonuses were established for the other senior executives who are responsible for overall management of the Company, based in part on the Company's attainment of net income goals and in part on an evaluation of the executive's attainment of personal goals and objectives, as determined by the Chairman and President. The bonuses for the senior executives who are directly responsible for divisions of the Company were based on the profitability of their divisions and in most cases were subject to an evaluation of the executive's attainment of personal goals and objectives, as determined by the Chairman and President.

  As a result of the sale of the Company's Gulfstream Division to Automotive Industries, Inc. in 1994, all the senior executive bonus plans were reevaluated to reflect the sale of the Division, to compensate executives for their extraordinary efforts associated with the sale of the Division, to recognize the transition responsibilities required as a result of the sale, and to account for the additional general and administrative expenses and overhead costs absorbed by continuing operations. As a result, certain senior executive officers received bonuses based on the performance of continuing operations, as adjusted for the sale, and certain executive officers received discretionary bonuses in recognition of their significant efforts to effect the sale of the Company's Gulfstream Division. The Chairman and the President did not receive bonuses for 1994, because the financial goals of their bonus programs were not met.

  The Committee grants long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of compensating executives for their efforts and ensuring that the executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Because of the Chairman's substantial existing shareholdings, the Chairman has not received stock options under the Company's stock option plan. No options were granted to executive officers in 1994.





                                      - 11 -
  The Company maintains a deferred compensation program that provides benefits in specified amounts to the executive officers upon their retirement or death, or upon their termination of employment (other than by the executive's voluntary action or discharge for cause) after at least ten years of employment with the Company. This program is intended to provide executives with an additional incentive to remain with the Company.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company each year with respect to each of the chief executive officer and the four other most highly compensated executive officers. The compensation level of the Company's executives is well below this $1,000,000 limit. The Company's new 1995 Stock Option Plan, which was approved by the Board of Directors in February, 1995 and is being submitted to the shareholders for approval at the April, 1995 annual meeting, is structured to be able to comply with the exemption from the Section 162(m) limitation as a performance-based plan.

  When setting compensation, the Committee takes into account the complexity of the Company's business and the need for strong, involved management. The Committee also takes into account the substantial changes that have taken place in the Company's business and business environment during recent years and the special efforts made by senior management to continue the Company's profitability despite significant economic pressures and competition.

  At its February, 1995 meeting, the Committee reviewed proposals submitted by the President for 1995 annual salaries and bonuses for the senior executives. The Committee reviewed information from the Wyatt Company survey of plastics and allied products companies' executive compensation, as well as compensation data of the companies in the peer group used for purposes of the Company's proxy statement (the domestic OEM automotive industry), to the extent such data is available from the companies' proxy statements. The proposed salaries and bonuses of the Company's executive officers are generally competitive with compensation of similar officers of the companies in the Wyatt survey and in the Company's peer group.

  The Committee determined the amount of salary and projected bonus to be paid to each senior executive for the 1995 year based on management's proposals. The Committee took into consideration the Company's profitability in 1994 and Company projections of increased profitability in 1995. The salaries and bonuses were set in amounts considered appropriate, taking into account the competitive data, the responsibilities and performance of each executive and the efforts required of the executives in a very competitive business environment. No salary adjustment or target bonus was established for the Chairman, Arthur Bryant, because Mr. Bryant plans to retire in April, 1995.

  The 1995 bonus program for the President was structured to give the President a bonus opportunity based on the Company's net profit before income taxes ("PBIT") for the year. Target bonuses were established for each of the other senior executives, based in most cases on goals for the PBIT of the divisions for the 1995 year. In appropriate cases, corporate PBIT is also a factor.

                    John J. Armstrong (Committee Chairman)
                    Max C. Chapman, Jr.
                    Harry F. Byrd, Jr.
                    Alexander W. Neal, Jr.

                                      - 12 -
                          COMPARATIVE PERFORMANCE

  The following graph compares the yearly percentage change in the cumulative total stockholder return of the Company's common stock against the cumulative total return of the S&P Composite 500 Stock Index and a group of public co-mpanies, each of which supplies products to the domestic OEM automotive in-dustry that are similar to those supplied by the Company (the "peer group") for the five-year period beginning January 1, 1989 and ending December 31, 1994.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            O'SULLIVAN CORPORATION, S&P 500 INDEX AND PEER GROUP

MEASURED PERIOD               O'SULLIVAN         PEER          S&P 500
(FISCAL YEAR COVERED)         CORPORATION        GROUP          INDEX
---------------------        ------------    ------------   ------------
DECEMBER 1989                   100.00          100.00          100.00
DECEMBER 1990                    77.01           68.92           96.89
DECEMBER 1991                    83.12           98.54          126.42
DECEMBER 1992                   101.53          117.16          136.05
DECEMBER 1993                    97.51          171.58          149.76
DECEMBER 1994                   104.51          139.23          151.74

  The peer group consists of: Automotive Industries Holdings, Inc.; Donnelly Corporation; Gencorp, Inc.; Larrizza Industries; The Standard Products Company; and Trinova Corporation.


 ITEM TWO - PROPOSAL TO ADOPT O'SULLIVAN CORPORATION 1995 STOCK OPTION PLAN

  The Company's 1985 Incentive Stock Option Plan expired, according to its terms, on January 28, 1995. On February 7, 1995, the Board of Directors approved the adoption of a new 1995 Stock Option Plan (the "Plan") and recommended that the Plan be submitted to the shareholders for approval.
A copy of the Plan is attached as Exhibit A. The purpose of the Plan is to give key employees an opportunity to acquire a proprietary interest in the Company and an additional incentive to promote its success, as well as to encourage them to remain in the employ of the Company. Adoption of the new Plan is contingent upon shareholder approval.

  The Plan authorizes 200,000 shares of Company Common Stock to be issued under the Plan. Appropriate adjustments will be made in the number and kind of shares to be issued under the Plan, the exercise price, and other relevant provisions in the event of a stock dividend, stock split, merger or other similar change.

  Stock options may be granted to key employees of the Company and its subsidiaries. The Plan limits the number of options that an employee may receive during any one calendar year to 50,000 shares. Stock options may be incentive stock options under section 422 of the Internal Revenue Code or nonstatutory options, and stock appreciation rights may be granted in connection with options.

  The Plan is administered by the Compensation and Stock Option Committee of the Board, which is a committee of non-employee directors. The Committee selects the key employees who are to receive options under the Plan and determines the number of shares with respect to which each option is granted. Options are granted at an exercise price not less than the fair market value per share of the common stock on the date the option is granted.
                                      - 13 -
  The Committee determines the terms of options, including any vesting provisions and any provisions for exercise of options after termination of employment. The Committee determines whether stock appreciation rights will be issued in connection with options. The Committee may take such actions as it deems appropriate in the event of a change of control or a significant corporate change.

  Participants may exercise options by tendering cash or shares of common stock, by directing the Company to withhold shares of common stock, or by making appropriate arrangements through a broker for delivery of the exercise price. The Plan allows the Committee to establish alternate ways of allowing participants to satisfy their tax withholding obligations upon the exercise of options.

  Options are generally not transferrable. However, the Plan permits the Committee to grant nonstatutory stock options that may be transferred to a member of the participant's immediate family or to a trust or partnership established for family members.

  In order to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the Plan provides that the shareholders must approve any amendment that would materially increase the benefits accruing to a participant under the Plan, materially increase the number of securities that my be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, with limited exceptions.

  The Company will receive a tax deduction when an employee exercises a nonstatutory stock option, but generally will not receive such a deduction when an employee exercises an incentive stock option. A participant will be taxed on the amount by which the fair market value of the common stock exceeds the exercise price on the date the underlying common stock is sold for incentive stock options and on the date of exercise for nonstatutory stock options. A participant will also be taxed on the amount of cash or stock received upon the exercise of stock appreciation rights. Special tax provisions apply to persons who are insiders. A participant may be subject to an alternative minimum tax when he exercises an incentive stock option on the amount by which the fair market value of the common stock exceeds the exercise price on the date of exercise. There are generally no federal income tax consequences to the Company or the participant at the time an option is granted.

  Approximately 20 key employees are currently eligible to participate in the Plan. Stock options are granted at no cost to the employee. On February 28, 1995, the market value of the common stock was $9.875 per share based on the closing price on the American Stock Exchange Composite Tape.

VOTE REQUIRED
-------------

  Adoption of the proposed 1995 Stock Option Plan requires the affirmative vote of a majority of the votes cast for or against the proposal at the Annual Meeting of Shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED 1995 STOCK OPTION PLAN.



                                      - 14 -
     ITEM THREE - PROPOSAL TO ADOPT O'SULLIVAN CORPORATION 1995 OUTSIDE
                        DIRECTORS STOCK OPTION PLAN

  In March, 1995, the Board of Directors approved the adoption of a new 1995 Outside Directors Stock Option Plan,(the "Directors Plan") effective as of April 25, 1995, and recommended that the Plan be submitted to the shareholders for approval. A copy of the Directors Plan is attached as Exhibit B. The purpose of the Directors Plan is to give Outside Directors (defined below) of the Company an opportunity to acquire a proprietary interest in the Company and an additional incentive to promote its success. Adoption of the new Directors Plan is contingent upon shareholder approval.

  The Directors Plan authorizes 200,000 shares of Company Common Stock to be issued under the Directors Plan. Appropriate adjustments will be made in the number and kind of shares to be issued under the Plan, the exercise price, and other relevant provisions in the event of a stock dividend, stock split, merger or other similar change.

  Stock options will be automatically granted to members of the Company's Board of Directors who are not employees of the Company or a subsidiary ("Outside Directors"). As of April 25, 1995, each Outside Director will receive an option to purchase 10,000 shares of Company Common Stock. As of each April 25 thereafter, each Outside Director will receive an option to purchase an additional 1,000 shares of Company Common Stock. A person who first becomes an Outside Director after April 25, 1995 will receive an option to purchase 10,000 shares of Company Common Stock when he first becomes an Outside Director.

  The option price will be equal to the fair market value of the Company Common Stock on the date of grant. All options will be nonstatutory stock options. Options are not transferrable.

  The options may not be exercised before the shareholders of the Company approve the Directors Plan. The options will be exercisable for a period of ten years after the date of grant, except that the options generally may only be exercised while the Director is a member of the Board of Directors. If a Director ceases to be a member of the Board of Directors after he attains age 65 or on account of his disability or death, the Director's options may be exercised within one year after the Director ceases to be a member of the Board. If a Director ceases to be a member of the Board of Directors for any other reason, the Director may exercise his options for 90 days after he ceases to be a member of the Board. In no event may the options be exercised after ten years from the date of grant. Directors may exercise options by tendering cash or shares of Common Stock, or by making appropriate arrangements through a broker for delivery of the exercise price.

  In order to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the Directors Plan provides that the shareholders must approve any amendment that would materially increase the benefits accruing to a participant under the Directors Plan, materially increase the number of securities that may be issued under the Directors Plan, or materially modify the requirements as to eligibility for participation in the Directors Plan, with limited exceptions.






                                      - 15 -
  The Company will receive a tax deduction when a Director exercises a stock option. A Director will generally be taxed at the time he exercises an option on the amount by which the fair market value of the Company Stock on the date of exercise exceeds the exercise price. There are no federal income tax consequences to the Company or the Director at the time an option is granted.

  On April 25, 1995, eight Outside Directors will be eligible to participate in the Directors Plan. Each Outside Director will receive an option to purchase 10,000 shares of Company Common Stock as of April 25, 1995 (a total of 80,000 shares). Stock options will be granted at no cost to the Outside Director. On February 28, 1995, the market value of the Company's Common Stock was $9.875 per share based on the closing price on the American Stock Exchange Composite Tape.

VOTE REQUIRED
-------------

  Adoption of the proposed 1995 Outside Directors Stock Option Plan requires the affirmative vote of a majority of the votes cast for or against the proposal at the Annual Meeting of Shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN.


                     ITEM FOUR - SELECTION OF AUDITORS

  Yount, Hyde & Barbour, P.C., a firm of certified public accountants in Winchester, Virginia, has served as auditors of the Company for several years. The Board of Directors recommends their appointment for the 1995 fiscal year and will ask the stockholders to approve such an appointment. Representatives of the auditing firm are expected to be present at the stockholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                           STOCKHOLDER PROPOSALS

  Any stockholder desiring to make a proposal to be acted upon at the 1996 Annual Meeting tentatively scheduled for Tuesday, April 30, 1996, must present such proposal to the Company at its principal office in Winchester, Virginia not later than December 1, 1995, in order for the proposal to be considered for inclusion in the Company's proxy statement. Additionally, any stockholder who wishes to make a proposal from the floor at the 1995 stockholders' meeting must advise the Secretary of the Company in writing, mailed no later than April 15, 1995, of the nature of the proposal.


                               MISCELLANEOUS

  The annual report to stockholders, containing financial statements and pertinent footnotes thereto, is included with the mailing of this proxy statement.

                                        /s/ C. Bryant Nickerson
                                        ----------------------------
                                        C. BRYANT NICKERSON
                                        Treasurer, CFO & Secretary

                                      - 16 -
                   GRAPHIC MATERIAL CROSS-REFERENCE PAGE

A common stock performance graph showing a comparison of the cumulative five year total return for O'Sullivan Corporation's common stock, the Standard & Poor's Composite 500 Stock Index and a group of public companies, each of which supplies products to the domestic OEM automotive industry that are similar to those supplied by O'Sullivan Corporation ( the "peer group"). The figures indicating the cumulative total return over the five-year period are included on page 13 of this proxy statement.


















































                                      - 17 -
                                  [FRONT]
PROXY                                                            COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF O'SULLIVAN CORPORATION

The undersigned hereby appoints A.H. Bryant II, and J.T.Holland and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of the stockholders of O'Sullivan Corporation on April 25, 1995 and any adjournment thereof. The matters to be voted upon at this stockholders' meeting are listed on the other side. PLEASE READ EACH ITEM CAREFULLY.

The proxy may be revoked at any time before it is voted, and the giving of this proxy will not affect the right of the stockholder to attend the meeting and vote in person. This proxy will be voted as specified and in the absence of direction will be voted FOR each of the matters listed.

The management does not know any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be presented for action according to their judgement in light of conditions then prevailing.

                          CONTINUED ON OTHER SIDE

                                  [BACK]
THE MATTERS TO BE VOTED UPON ARE:                                     ####

A.  The election of directors for the ensuing year:
    [ ]  For all nominees listed below
         J.J. Armstrong    C.H. Bloom, Jr.    A.H. Bryant II    M.O. Bryant
         R.L. Burrus, Jr.  M.C. Chapman, Jr.  J.T. Holland      R.M. McCullough
         S.P. Munn
    [ ] For all nominees listed above except as marked to the contrary below (Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)
         _________________________________________________________________
    [ ]  Withhold authority to vote for all nominees listed above.
B.  Approval of the O'Sullivan Corporation 1995 Stock Option Plan
    [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
C.  Approval of the O'Sullivan Corporation Outside Director 1995 Stock
      Option Plan
    [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
D.  Approval of the appointment of Yount, Hyde & Barbour, P.C. of
    Winchester, Virginia as auditors for the company for the ensuing year.
    [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
E.  Upon such other matters as may properly come before the meeting.

                                        ------------------------ ---------
                                        SIGNATURE                DATE

                                        ------------------------ ---------
                                        SIGNATURE                DATE

Please sign, exactly as name appears above, date and return this proxy using the enclosed envelope. When shares are owned by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.


                                      - 18 -